EXHIBIT 99.1

Rowan Companies, Inc.
News Release                         2800 Post Oak Boulevard, Suite 5450
                                           Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                          June 3, 2005

ROWAN UPDATES STATUS OF ITS NORTH SEA CONTRACT FOR GORILLA VII

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today that it has received notification from Tuscan Energy (Scotland) Limited (Tuscan), the operator of the Ardmore Field Development in the North Sea, that Tuscan is insolvent. As a result, production from the Field has been shut in. Rowan expects that Field abandonment and decommissioning activities will require 30-45 days to complete. The Company is marketing Gorilla VII for work starting immediately thereafter.

As previously reported, Gorilla VII commenced operations on the Ardmore Field in mid-2003 for a day rate based upon the average price of oil. In March 2004, Rowan agreed to reduce the day rate to help extend the life of the Project and, in December 2004, extended the contract following the collection of outstanding receivables. During the fourth quarter of 2004, Rowan began to defer recognition of further revenues under the contract until collection and the Company maintains no recorded balance of receivables from Tuscan. Collections from Tuscan since contract inception have totaled approximately $74 million, including $9 million thus far in 2005. Rowan will aggressively pursue collection of the remaining $19.7 million of billed but unrecorded amounts owed by Tuscan under the contract as well as the rig time and incremental costs associated with abandonment activities.

D. F. McNease, Chairman, President and Chief Executive Officer, commented, “The term of this contract has always been dependent upon the economic life of the Ardmore Field. When we extended the contract last December following new investment by the Project’s owners, we noted that our collection of additional amounts was dependent upon cash flows from the Project, but remained optimistic that the contract would continue to generate significant revenues for Rowan. The Project has been both a technological success and profitable for the Company, but it now appears to be at an end.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. For additional information, contact William C. Provine, Vice-President - Investor Relations, at 713-960-7575 or visit Rowan’s website at www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.